INDEPENDENT AUDITORS’ CONSENT

To the Stockholders of
Maui General Store, Inc. and Subsidiary
Denver, Colorado

     We consent to the incorporation by reference in this Registration Statement of Maui General Store, Inc. and Subsidiary on Form 10-SB of our reports dated September 29, 2003 of Maui General Store, Inc. and Subsidiary for the years ended December 31, 2002 and , 2001, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

     We are aware that our review reports on the unaudited interim financial information of Maui General Store, Inc. and Subsidiary for the three and six months ended June 30, 2003 and 2002 dated July 24, 2003 are included in this Registration Statement of Ideal Accents, Inc. and Subsidiary of Form 10-SB.

     We are also aware that the aforementioned reports on the unaudited interim financial information, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Rotenberg & Company, LLP

Rotenberg & Co., LLP
Rochester, New York
    October 6, 2003